TRADE NAME/SERVICE MARK LICENSING AGREEMENT

                                 BY AND BETWEEN

                          AID ASSOCIATION FOR LUTHERANS

                                       AND

                     AAL VARIABLE PRODUCT SERIES FUND, INC.



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                   TRADE NAME/SERVICE MARK LICENSING AGREEMENT

This TRADE NAME/SERVICE MARK LICENSING AGREEMENT made and entered on the 27th day of September, 1994, by and between AID ASSOCIATION FOR LUTHERANS, a fraternal benefit society incorporated under the laws of the State of Wisconsin, and having its principal place of business at 4321 North Ballard Road, City of Appleton, County of Outagamie, State of Wisconsin, hereafter referred to as LICENSOR, and AAL VARIABLE PRODUCT SERIES FUND, INC., a corporation organized under the laws of the State of Maryland, and having its principal place of business at 4321 North Ballard Road, City of Appleton, County of Outagamie, State of Wisconsin, hereafter referred to as LICENSEE.


RECITALS

       LICENSOR has used the trade name/service mark "AAL" for the marketing of insurance, mutual fund, fraternal and other related services since 1917, and the name is associated with and represents LICENSOR and the quality of services it provides, and all the goodwill associated with it. LICENSOR has a valid federal service mark for said name, registered with The United States Patent & Trademark Office, encompassing the services offered by LICENSEE. LICENSOR will have the non-exclusive right to use and license others to use such trade name/service mark for mutual fund services marketed only to AAL Variable Annuity Account I, AAL and/or AAL Benefit Members (or those eligible for membership), and employees and their immediate families of AAL, its subsidiaries and affiliates.

       Consideration for this agreement shall be $1.00 in United States currency, receipt of which by LICENSOR shall be acknowledged by the signing of this agreement, and the mutual promises herein.

       Nothing in this agreement shall be construed in any way to create a partnership, agency or subsidiary relationship between the parties involved herein.

       LICENSEE desires to obtain a license, under the terms and conditions provided herein, to utilize said trade name/service mark in association with the marketing, servicing and provision of only the services agreed to in this licensing agreement, only to AAL Variable Annuity Account I, AAL, AAL benefit members and employees and their immediate families of AAL, its subsidiaries and affiliates.

       LICENSOR is willing to grant a limited license to LICENSEE to use such trade name/service mark under the terms and conditions provided herein.


AGREEMENT

       In consideration of the mutual covenants contained in this agreement, and other good and valuable consideration as stated above, the parties agree:

1.     DEFINITIONS

       As used in this agreement, the following terms shall have the following meanings:



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       "Mutual Fund Services" shall mean the establishment, marketing, sales and servicing of mutual fund shares and accounts and other products and services approved for mutual funds.

       "Contract Year" shall mean one year periods, the first beginning from the date this agreement is signed, and running until the following calendar year, ending on midnight the day before the one year anniversary of the signing of this agreement. (For example, if signed on November 1, the contract period shall be from November 1 until midnight October 31 of the next calendar year.)

        "Licensor" shall mean Aid Association for Lutherans, its successors, and assigns.

        "Licensee" shall mean AAL Variable Product Series Fund, Inc., its successors, and assigns.

        "Member" shall mean a Benefit Member of LICENSOR, or one eligible for Benefit Membership.

       "Service Mark" shall mean the designation of AAL(R), which was adopted and used in the sale or advertising of services to identify the services of LICENSOR, or the business which it conducts, and which has also come to be used by others, and through its' association with such services or business, the name has acquired a special significance or goodwill.

       "Trade name" shall mean the designation of "AAL", which was adopted and used in trade by LICENSOR to designate the services which it renders, or business which it conducts, and which has also come to be used by others, and through its' association with such services or business, the name has acquired a special significance and goodwill.

2.     INTEREST GRANTED

       Subject to the terms and conditions specified in this agreement, LICENSOR hereby grants to LICENSEE the non-exclusive right to use the trade name/service mark in connection with the marketing, sales, servicing and operation of its Mutual Fund Services to AAL Members and employees of AAL, its subsidiaries and affiliates, and immediate family members of each.

3.     SUPERVISION OF LICENSEE

       LICENSOR shall have the right to review the production and marketing of all materials or written or oral solicitations of customers with which the AAL trade name/service mark will be used. LICENSEE agrees to furnish any necessary information or records LICENSOR may require for this purpose, and permit LICENSOR'S authorized personnel to enter LICENSEE's premises at all reasonable times, with or without advanced notice, in order to carry out said review.

       LICENSOR reserves the right to such review for the purpose of protecting and maintaining the standards of quality, integrity and goodwill established by the LICENSOR for all services and/or products offered under said trade name/service mark.

4.     SUB-LICENSING OF SERVICE MARK BY LICENSEE

        LICENSEE shall not directly or indirectly license or attempt to license or assign, whether orally or in writing, any other person or company the right to use the trade name/service mark herein. However,



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this does not preclude  LICENSEE  from using agents for the  performance  of the obligations under this Agreement.

5.     DEFICIENCIES

       If LICENSOR at any time finds the Mutual Fund Services as offered and provided by LICENSEE to be deficient in quality of service, or marketed or sold in a misleading or deceptive manner, or otherwise prepared, advertised, marketed or sold in a manner in violation of this agreement, then LICENSOR may notify LICENSEE in writing of such deficiency or deficiencies, and if LICENSEE fails to correct or eliminate such deficiency or deficiencies within 30 days after receipt of such notice, LICENSOR may at its' election declare this licensee terminated.

6.     ADVERTISING AND MARKETING

       All sales literature, descriptive material, advertising and stationary or paperwork of any kind containing the trade name/service mark shall be developed by LICENSEE through its own channels, and shall be subject to LICENSOR'S approval. Insofar as possible, standard programs will be established for advertising and promotional work, and routine matters handled in accordance with approved programs need not be submitted for prior approval; all advertising copy must be approved by LICENSOR before dissemination to the public.

7.     INDEMNIFICATION OF LICENSOR BY LICENSEE

       LICENSEE agrees to indemnify LICENSOR for any and all expenses, fines, attorney's fees, penalties, judgments, settlement costs, or any cost whatsoever related to any claim, suit, allegations or charges against LICENSOR arising out of LICENSEE's use or misuse of said trade name/service mark. LICENSEE agrees to assist LICENSOR in the prosecution or defense of lawsuits or claims identified herein, by providing such evidence and expert assistance as LICENSEE may have within its control, and, to the extent permitted by law, LICENSEE shall have the right to intervene at its own expense in any legal proceeding affecting the rights acquired by LICENSEE under this agreement.

8.     TERMINATION

       This agreement shall continue in full force and effect for one year from the date hereof, unless sooner terminated as provided in section five herein, or if LICENSEE terminates its Investment Advisory Agreement with LICENSOR.

       This agreement shall be automatically renewed annually under the same terms as herein, unless either party gives 30 days notice to the other party, prior to the end of the present contract year.

       Upon termination of this agreement for any reason, LICENSEE shall immediately discontinue use of all labels, stationary or paperwork, and advertising materials of any kind using the trade name/service mark.

9.     SEVERABILITY

       If any provision of this contract shall be construed to be illegal or invalid, it shall not affect the legality or validity of any other provisions herein, and the illegal or invalid provisions shall be deemed



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stricken  and  deleted  from this  contract  to the same extent and effect as if never incorporated herein, but all other provisions herein shall remain unaffected by this.

10.    AMENDMENT

       The parties to this agreement hereby agree that this contract shall not be altered or amended except in writing executed by the parties, and that this agreement contains the whole of the covenants agreed to by the LICENSOR and LICENSEE.

11.    GOVERNING LAW

       The construction of this agreement shall be governed by the laws of the State of Wisconsin.




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12.    NON-WAIVER

       Any failure by LICENSOR to exercise any right hereunder, or otherwise waive or condone any delay or failure by LICENSEE to comply with any of the terms or conditions of this agreement shall not constitute a waiver of any such requirement or provisions of LICENSOR'S right to terminate, or any rights of LICENSOR hereunder.

       In witness whereof, parties hereby execute this agreement at Appleton, Wisconsin, on this 27th day of September, 1994.

AID ASSOCIATION FOR LUTHERANS


By:       /s/Richard L. Gunderson
          --------------------------------------------
          Richard L. Gunderson
          President and
          Chief Executive Officer



By:       /s/ William R. Heerman
          --------------------------------------------
          William R. Heerman
          Senior Vice President
          Secretary and General Counsel


AAL VARIABLE PRODUCT SERIES FUND, INC.



By:       /s/ D. Charles DeVries
          --------------------------------------------
          D. Charles DeVries
          President



By:       /s/ Mark J. Mahoney
          --------------------------------------------
          Mark J. Mahoney
          Secretary